EXHIBIT 10.26

AMENDMENT

TO THE

SILGAN HOLDINGS INC.

2004 STOCK INCENTIVE PLAN

The Silgan Holdings Inc. 2004 Stock Incentive Plan (the “Plan”) is hereby amended, effective as of March 15, 2005, to change the measurement and vesting schedule of director awards.

1.	Section 4 of the Plan is hereby amended to read as follows:

Officers, other Key Employees and Outside Directors shall be eligible for the grant of Restricted Shares and Stock Units. Only officers and other Key Employees shall be eligible for the grant of Options, SARs and Performance Awards.

2.	The final sentence of subsection (d) of Section 8 of the Plan is hereby deleted in its entirety.

3.	The final sentence of subsection (e) of Section 8 of the Plan is hereby deleted in its entirety.

4.	Subsection (a) of Section 15 of the Plan is hereby amended to read as follows:

(a)	Annual Grant. On the first business day following the day of each annual meeting of the stockholders of the Company, each Outside Director shall be granted an Award of Restricted Shares or Restricted Stock Units, in the discretion of the Board of Directors, which Award shall have an aggregate Fair Market Value of $50,000 as of the date of grant, provided that no fractional Share or fractional Stock Unit shall be issued. If an Outside Director would otherwise acquire the right to receive fractional Shares or fractional Stock Units pursuant to the preceding sentence, such right shall be disregarded and the Award shall be rounded down to the nearest number of whole Shares or whole Stock Units, as applicable. Notwithstanding anything to the contrary herein, the Board of Directors shall determine the terms of any Award to an Outside Director, which terms shall be set forth in an Award Agreement between the recipient and the Company. The terms of any Award of Restricted Shares shall conform to the provisions of Section 6, and the terms of any Award of Restricted Stock Units shall conform to the provisions of Section 11, in each case except to the extent specifically modified by this Section 15.

5.	The first sentence of subsection (b) of Section 15 of the Plan is hereby amended to read as follows:

Each Award of Restricted Shares or Restricted Stock Units to an Outside Director shall become fully vested, in the sole discretion of the Board of Directors, over a period no shorter than twelve (12) months, as specified in the Award Agreement.

6.	Subsection (c) of Section 15 of the Plan is hereby deleted in its entirety.

7.	Subsection (a) of Section 18 of the Plan is hereby amended to delete the phrase “an Employee or Outside Director” in the prefatory language of such subsection and to substitute the phrase “a Participant” in place thereof.

8.	Section 18 of the Plan is hereby further amended to add the following new subsection (e):

(e)	Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, this Plan incorporates all applicable restrictions of Section 409A of the Code and guidance issued thereunder, and the Plan shall be deemed amended as necessary to conform to the requirements of Section 409A any Awards that are deferred pursuant to this Section 18 and any other Awards that are considered to be “deferred compensation” for purposes of Section 409A.

9.	Section 19 of the Plan is hereby amended to read as follows:

No fractional Shares shall be issued under the Plan. If a Participant acquires the right to receive a fractional Share under the Plan, the Participant shall receive, in lieu of the fractional Share, an amount in cash equal to the Fair Market Value of the fractional Share as of the date of the settlement of the Award, except as provided in Section 15(a).